Exhibit 10.1

EXECUTIVE EMPLOYMENT

THIS EXECUTIVE EMPLOYMENT (the “Agreement”) is entered into as of June 19, 2020 effective as of June 18, 2020 (the “Effective Date”), by and between Recruiter.com Group Inc., a Nevada corporation (the “Company”), and Evan Sohn (the “Executive”), of 117 E Hudson Avenue, Englewood NJ 07631.

WHEREAS, in its business, the Company has acquired and developed certain trade secrets, including, but not limited to, proprietary processes, sales methods and techniques, and other like confidential business and technical information, including but not limited to, technical information, design systems, pricing methods, pricing rates or discounts, processes, procedures, formulas, designs of computer software, or improvements, or any portion or phase thereof, whether patented or not, or unpatentable, that is of any value whatsoever to the Company, as well as information relating to the Company’s Services (as defined below), information concerning proposed new Services, market feasibility studies, proposed or existing marketing techniques or plans (whether developed or produced by the Company or by any other person or entity for the Company), other Confidential Information, as defined in Section 9(a), and information about the Company’s executives, officers, and directors, which necessarily will be communicated to the Executive by reason of his employment by the Company; and

WHEREAS, the Company has a strong and legitimate business interests in preserving and protecting its investment in the Executive, its trade secrets and Confidential Information, and its substantial, significant, or key relationships with vendors and customers, whether actual or prospective; and

WHEREAS, the Company desires to preserve and protect its legitimate business interests further by restricting competitive activities of the Executive during the term of this Agreement and for a reasonable time following the termination of this Agreement; and

WHEREAS, the Company desires to employ the Executive and to ensure the continued availability to the Company of the Executive’s services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

1. Representations and Warranties

(a) The Executive hereby represents and warrants to the Company that he (i) is not subject to any non-solicitation or non-competition agreement affecting his employment with the Company (other than any prior agreement with the Company or an affiliate of the Company), (ii) is not subject to any confidentiality or nonuse/nondisclosure agreement affecting his employment with the Company (other than any prior agreement with the Company or an affiliate of the Company), and (iii) has brought to the Company no trade secrets, confidential business information, documents, or other personal property of a prior employer. The recitals above are incorporated in this Agreement as representations and covenants. Each party covenants to act in good faith in the discharge of this Agreement.

2. Term of Employment.

(a) Term. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company for a period of one (1) year commencing as of the Effective Date (the “Term”).

(b) Continuing Effect. Notwithstanding any termination of this Agreement, at the end of the Term or otherwise, the provisions of Sections 6(d), 7, 8, 9, 10, 13, 16, 19, 20, and 23 shall remain in full force and effect and the provisions of Section 9 shall be binding upon the legal representatives, successors, and assigns of the Executive.

3. Duties.

(a) General Duties. The Executive shall serve as the Chief Executive Officer, with duties and responsibilities that are customary for such an executive. The Executive shall report to the Board of Directors. The Executive shall also perform services for subsidiaries and affiliates of the Company as may be necessary. During the Term, the Executive shall devote substantially all of his business time and attention to the performance of the Executive’s duties under this Agreement and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board of Directors. The Executive shall use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully, and faithfully. In determining whether or not the Executive has used his best efforts hereunder, the Executive’s and the Company’s delegation of authority and all surrounding circumstances shall be taken into account and the best efforts of the Executive shall not be judged solely on the Company’s earnings or other results of the Executive’s performance, except as specifically provided to the contrary by this Agreement.

(b) Adherence to the Insider Trading Policy. The Executive acknowledges that the Company is a publicly-held company and, as a result, has implemented an insider trading policy designed to preclude its executives and those of its subsidiaries and affiliates from violating the federal securities laws by trading in the Company’s securities while in possession of material, non-public information or passing such information on to others in breach of any duty owed to the Company, or any third party. The Executive shall promptly execute any documents generally distributed by the Company to its employees requiring such employees, including the Executive, to abide by its insider trading policy.

4. Compensation and Expenses

(a)	Base Salary. The Company will pay the Executive an annual base salary of $200,000, payable in accordance with the Company’s standard payroll schedule.

(b)	Bonus. In addition to the Salary the Executive will be eligible to receive for the Term a bonus in the amount of up to $200,000, consisting of the following:

(i)	Performance bonus, subject to, and payable as follows within 30 days upon, achieving the following milestones within 12 months of the Effective Date:

(1)	$50,000 upon an uplist to Nasdaq or NYSE American.
(2)	$50,000 upon completing a successful financing of at least $5,000,000 in gross proceeds.
(3)	$50,000 upon achieving profitability.

(ii)	Discretionary bonus in the amount of $50,000 based on the Company’s Board of Director’s discretion to be determined at a Company Board meeting prior to March 31, 2021. The discretionary bonus, if any, will be paid within 2½ months after the end of the year ending December 31, 2020. In order to be eligible to receive the discretionary bonus, the Executive must be employed by the date the discretionary bonus is paid.

(c)	Restricted Stock Units. The Executive shall be eligible to receive restricted stock units (“RSUs”) equal to 2% of the fully diluted outstanding common stock of the Company as of the Effective Date, subject to and issuable upon, an uplist to Nasdaq or NYSE American (the “Uplist Date”). Each RSU shall give the Executive the right to receive one share of the Company’s common stock and the RSUs shall vest quarterly over a period of 24 months following the Uplist Date, provided that the Executive serves as an executive officer of the Company as of the vesting date; provided further that if Executive’s position is terminated prior to 24 months after the Uplist Date by the Company without Cause or by the Executive for Good Reason the RSUs shall become fully vested as of the effective date of termination. The shares of common stock for the RSUs vested during a fiscal year shall be issued in January of the following fiscal year. If the Executive ceases to be employed by the Company other than by reason of death, disability, or termination without Cause of for Good Reason, no further installments of the RSUs shall vest or become exercisable.

(d)	Expenses. In addition to any compensation received pursuant to this Section 4, the Company will reimburse or advance funds to the Executive for all reasonable documented travel, meals, and lodging (including travel expenses incurred by the Executive related to his travel to the Company’s other offices and on business missions for the Company), entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement, provided that the Executive properly provides a written accounting of such expenses to the Company in accordance with the Company’s practices. Such reimbursement or advances will be made in accordance with the policies and procedures of the Company in effect from time to time relating to reimbursement of, or advances to, its executive officers, except that no policy shall change the terms of this Agreement.

5. Benefits.

(a) Paid Time Off. During the Term, for each calendar year starting with the calendar year 2020, the Executive shall be eligible to receive four (4) weeks of Paid Time Off (“PTO”), to be taken at such times as the Executive may select and the affairs of the Company may permit. The Executive’s eligibility for PTO in current calendar year shall be prorated based on the Effective Date of this Agreement. Any accrued, but unused days may be carried over to the next calendar year.

(b) Employee Benefit Programs. The Executive is entitled to participate in any pension, 401(k), health insurance, or other employee benefit plan that is maintained by the Company for its executives, including programs of life insurance and reimbursement of membership fees in professional organizations. The benefits provided to the Executive may not be less than the Company provides to any of its executive employees, and shall be subject to the terms and conditions of the applicable plan documents, as they may exist from time to time, subject to applicable law.

6. Termination.

(a) Death or Disability.  Except as otherwise provided in this Agreement, this Agreement shall automatically terminate upon the death or disability of the Executive.  For purposes of this Section 6(a), “disability” shall mean (i) the Executive is unable to engage in his customary duties by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) the Executive is determined to be totally disabled by the Social Security Administration. Any question as to the existence of a disability shall be determined by the written opinion of the Executive’s regularly attending physician (or his guardian) (or the Social Security Administration, where applicable). In the event that the Executive’s employment is terminated by reason of Executive’s death or disability, the Company shall pay the following to the Executive or his personal representative: (i) any accrued but unpaid Base Salary for services rendered to the date of termination, (ii) accrued but unpaid expenses required to be reimbursed under this Agreement, (iii) any earned but unpaid bonuses for any prior period and his bonus prorated to date of termination (to the extent the Compensation Committee has set a formula and it can be calculated), and (v) all equity awards previously granted to the Executive under the Company’s 2017 Equity Incentive Plan (the “Plan”) or similar plan shall thereupon become fully vested, and the Executive or his legally appointed guardian, as the case may be, shall have up to 12 months from the date of termination to exercise all such previously granted options, provided that in no event shall any option be exercisable beyond its term.  The Executive (or his estate) shall receive the payments provided herein at such times as he would have received them if there was no death or disability.

(b) Termination by the Company for Cause or by the Executive Without Good Reason.  The Company may terminate the Executive’s employment pursuant to the terms of this Agreement at any time for Cause (as defined below) by giving the Executive written notice of termination.  Such termination shall become effective upon the giving of such notice.  Upon any such termination for Cause, or in the event the Executive terminates his employment with the Company without Good Reason (as defined in Section 6(c)), then the Executive shall have no right to compensation, or reimbursement under Section 4, except as may otherwise be provided for by law, for any period subsequent to the effective date of termination.  For purposes of this Agreement, “Cause” shall mean: (i) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony; (ii) the Executive, in carrying out his duties hereunder, has acted with gross negligence or intentional misconduct resulting, in any case, in material harm to the Company; (iii) the Executive misappropriates a material amount of Company funds or otherwise defrauds the Company; (iv) the Executive breaches his fiduciary duty to the Company resulting in material profit to him, directly or indirectly; (v) the Executive materially breaches any agreement with the Company and fails to cure such breach within 10 days of receipt of notice, unless the act is incapable of being cured; (vi) the Executive breaches any provision of Section 8 or Section 9; (vii) the Executive becomes subject to a preliminary or permanent injunction issued by a United States District Court enjoining the Executive from violating any securities law administered or regulated by the Securities and Exchange Commission; (viii) the Executive becomes subject to a cease and desist order or other order issued by the Securities and Exchange Commission after an opportunity for a hearing; (ix) the Executive refuses to carry out a resolution adopted by the Company’s Board of Directors at a meeting in which the Executive was offered a reasonable opportunity to argue that the resolution should not be adopted; or (x) the Executive abuses alcohol or drugs in a manner that interferes with the successful performance of his duties.

(c) Termination by the Company Without Cause or by the Executive for Good Reason.

(1) This Agreement may be terminated: (i) by the Executive for Good Reason (as defined below), or (ii) by the Company without Cause.

(2) In the event this Agreement is terminated by the Executive for Good Reason or by the Company without Cause, the Executive shall be entitled to the following:

(A) any accrued but unpaid Base Salary for services rendered to the date of termination;

(B) any accrued but unpaid expenses required to be reimbursed under this Agreement;

(C) a payment equal to six months of the then Base Salary (“Severance Amount”);

(D) the Executive shall have up to one  year from the date of termination to exercise all such previously granted options, provided that in no event shall any option be exercisable beyond its term; and

(E) all equity awards previously granted to the Executive under the Incentive Plan or similar plan shall thereupon become fully vested.

(3) In the event of a termination for Good Reason or without Cause, the payment of the Severance Amount shall be made at the same times as the Company pays compensation to its employees over the applicable monthly period and any other payments owed under Section 6(c) shall be promptly paid.  Provided, however, that any balance of the Severance Amount remaining due on the “applicable 2½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)) after the end of the tax year in which the Executive’s employment is terminated shall be paid on the last day of the applicable 2½ month period.  The payment of the Severance Amount and the acceleration of vesting shall be conditioned on the Executive signing an Agreement and General Release (in the form and containing the terms acceptable to the Company) which releases the Company or any of its affiliates (including its officers, directors and their affiliates) from any liability under this Agreement or related to the Executive’s employment with the Company provided that (x) the payment of the Severance Amount is made on or before the 90th day following the Executive’s termination of employment; (y) such Agreement and General Release is executed by the Executive, submitted to the Company, and the statutory period during which the Executive is entitled to revoke the Agreement and General Release under applicable law has expired on or before that 90th day; and (z) in the event that the 90 day period begins in one taxable year and ends in a second taxable year, then the payment of the Severance Amount shall be made in the second taxable year.  The term “Good Reason” shall mean: (i) a material diminution in the Executive’s authority, duties or responsibilities due to no fault of the Executive other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law; (ii) a change in Executive’s overall compensation or bonus structure such that his overall compensation is materially diminished; or (iii) any other action or inaction that constitutes a material breach by the Company under this Agreement.  Prior to the Executive terminating his employment with the Company for Good Reason, the Executive must provide written notice to the Company, within 30 days following the Executive’s initial awareness of the existence of such condition, that such Good Reason exists and setting forth in detail the grounds the Executive believes constitutes Good Reason.  If the Company does not cure the condition(s) constituting Good Reason within 30 days following receipt of such notice, then the Executive’s employment shall be deemed terminated for Good Reason.

(d) Upon termination of the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, manuals, work product, thumb drives or other removable information storage devices, and hard drives, and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or work product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive’s possession or control.

7. Indemnification. The Company shall indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges, and expenses incurred or sustained by him in connection with any action, suit, or proceeding to which he may be made a party by reason of his being an officer, director, or employee of the Company or of any subsidiary or affiliate of the Company, provided however that this obligation shall exclude any claims or actions between the Executive and the Company and/or its affiliates. This indemnification shall be pursuant to an Indemnification Agreement, a copy of which is annexed as Exhibit A. The Executive shall indemnify and hold harmless the Company from and against any and all loss, liability, cost, or expense based upon, arising out of, or otherwise in respect of any breach or violation of this Agreement.

8. Non-Competition Agreement.

(a) Competition with the Company. Until termination of his employment and for a period of two years commencing on the last day of the Executive’s employment, the Executive (individually or in association with, or as a shareholder, director, officer, consultant, employee, partner, joint venturer, member, or otherwise, of or through any person, firm, corporation, partnership, association, or other entity) shall not, directly or indirectly, compete with the Company (which for the purpose of this Agreement also includes any of its subsidiaries or affiliates) by acting as an employee or officer (or comparable position) of, owning an interest in, or providing services substantially similar to those services the Executive provided to the Company to any entity within any metropolitan area in the United States or other country in which the Company was actually engaged in business as of the time of termination of employment or where the Company reasonably expected to engage in business within three months of the date of termination of employment. For purposes of this Agreement, the term “compete with the Company” shall refer to any business activity in which the Company was engaged as of the termination of the Executive’s employment or reasonably expected to engage in within three months of termination of employment; provided, however, the foregoing shall not prevent the Executive from (i) accepting employment with an enterprise engaged in two or more lines of business, one of which is the same or similar to the Company’s business (the “Prohibited Business”), if the Executive’s employment is totally unrelated to the Prohibited Business, (ii) competing in a country where as of the time of the alleged violation the Company has ceased engaging in business, or (iii) competing in a line of business which as of the time of the alleged violation the Company has either ceased engaging in or publicly announced or disclosed that it intends to cease engaging in; provided, further, the foregoing shall not prohibit the Executive from owning up to 5% of the securities of any publicly-traded enterprise provided that the Executive is not a director, officer, consultant, employee, partner, joint venturer, manager, or member of, or to such enterprise, or otherwise compensated for services rendered thereby.

(b) Solicitation of Customers. During the periods in which the provisions of Section 8(a) shall be in effect, the Executive, directly or indirectly, will not seek nor accept Prohibited Business from any Customer (as defined below) on behalf of himself or any enterprise or business other than the Company, refer Prohibited Business from any Customer to any enterprise or business other than the Company, or receive commissions based on sales or otherwise relating to the Prohibited Business from any Customer, or any enterprise or business other than the Company. For purposes of this Agreement, the term “Customer” means any person, firm, corporation, partnership, limited liability company, association, or other entity to which the Company or any of its affiliates sold or provided goods or services during the 12-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, limited liability company, association or other entity is a Customer, or who or which was approached by or who or which has approached an employee of the Company for the purpose of soliciting business from the Company or the third party, as the case may be; provided, however, the goods or services must be competitive in some respect to the Company’s business during such time.

(c) Solicitation of Employees or Independent Contractors. During the period in which the provisions of Section 8(a) and (b) shall be in effect, the Executive agrees that he shall not, directly or indirectly, request, recommend, or advise any employee or recruiter deemed an independent contractor of the Company to terminate his or her employment with, or provision of services to, the Company, for the purposes of providing services for a Prohibited Business, or solicit for employment or engagement or recommend to any third party the solicitation for employment or engagement of any individual who was employed by, or was providing services as an independent contractor to, the Company or any of its subsidiaries and affiliates at any time during the two (2) year period preceding the Executive’s termination of employment.

(d) Non-disparagement. The Executive agrees that, after the end of his employment, he will refrain from making, directly or indirectly, in writing or orally, any unfavorable comments about the Company, its operations, policies, or procedures that would be likely to injure the Company’s reputation or business prospects; provided, however, that nothing herein shall preclude the Executive from responding truthfully to a lawful subpoena or other compulsory legal process or from providing truthful information otherwise required by law. The Company shall use reasonable efforts to cause its senior executive management team, after the end of Executive’s employment, to refrain from making, directly or indirectly, in writing or orally, any unfavorable comments about the Executive that would be likely to injure the Executive’s reputation or business prospects; provided, however, that nothing herein shall preclude the Company and its senior executive management team from responding truthfully to a lawful subpoena or other compulsory legal process or from providing truthful information otherwise required by law.

(e) No Payment. The Executive acknowledges and agrees that no separate or additional payment will be required to be made to him in consideration of his undertakings in this Section 8, and confirms he has received adequate consideration for such undertakings, provided the Company has not breached this Agreement.

(f) References. References to the Company in this Section 8 shall include the Company’s subsidiaries and affiliates.

9. Non-Disclosure of Confidential Information.

(a) For purposes of this Agreement, “Confidential Information” includes, without limitation, trade secrets, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing, and uses of the Services (as defined herein), the Company’s budgets and strategic plans, and the identity and special needs of Customers, vendors, and suppliers, subjects and databases, data, and all technology relating to the Company’s businesses, systems, methods of operation, and Customer lists, Customer information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, the names, home addresses and all telephone numbers and e-mail addresses of the Company’s directors, employees, officers, executives, former executives, recruiters on the Company’s technology platform, Customers and former Customers. Confidential Information also includes, without limitation, Confidential Information received from the Company’s subsidiaries and affiliates. For purposes of this Agreement, the following will not constitute Confidential Information: (i) information which is or subsequently becomes generally available to the public through no act or fault of the Executive, (ii) information set forth in the written records of the Executive prior to disclosure to the Executive by or on behalf of the Company which information is given to the Company in writing as of or prior to the date of this Agreement, and (iii) information which is lawfully obtained by the Executive in writing from a third party (excluding any affiliates of the Executive) who lawfully acquired the confidential information and who did not acquire such confidential information or trade secret, directly or indirectly, from the Executive or the Company or its subsidiaries or affiliates and who has not breached any duty of confidentiality. As used herein, the term “Services” shall include all services offered for sale and marketed by the Company during the Term. Services shall also include any other services which the Company has taken concrete steps to offer for sale, but has not yet commenced selling or marketing, during or prior to the Term.

(b) Legitimate Business Interests. The Executive recognizes that the Company has legitimate business interests to protect and as a consequence, the Executive agrees to the restrictions contained in this Agreement because they further the Company’s legitimate business interests. These legitimate business interests include, but are not limited to (i) trade secrets; (ii) valuable confidential business, technical, and/or professional information that otherwise may not qualify as trade secrets, including, but not limited to, all Confidential Information; (iii) substantial, significant, or key relationships with specific prospective or existing Customers, vendors, or suppliers; (iv) Customer goodwill associated with the Company’s business; and (v) specialized training relating to the Company’s technology, Services, methods, operations and procedures. Notwithstanding the foregoing, nothing in this Section 9(b) shall be construed to impose restrictions greater than those imposed by other provisions of this Agreement.

(c) Confidentiality. During the Term of this Agreement and for two years following termination of employment, for any reason, the Confidential Information shall be held by the Executive in the strictest confidence and shall not, without the prior express written consent of the Company, be disclosed to any person other than in connection with the Executive’s employment by the Company. The Executive further acknowledges that such Confidential Information as is acquired and used by the Company or its subsidiaries or affiliates is a special, valuable, and unique asset. The Executive shall exercise all due and diligent precautions to protect the integrity of the Company’s Confidential Information and to keep it confidential whether it is in written form, on electronic media, oral, or otherwise. The Executive shall not copy any Confidential Information except to the extent necessary to his employment, nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent necessary to his employment. All records, files, materials, and other Confidential Information obtained by the Executive in the course of his employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company. The Executive shall not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity other than the Company or disclose any such Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever without the prior express written consent of an executive officer of the Company (excluding the Executive).

(d) References. References to the Company in this Section 9 shall include the Company’s subsidiaries and affiliates.

(e) Whistleblowing. Nothing contained in this Agreement shall be construed to prevent the Executive from reporting any act or failure to act to the SEC or other governmental body or prevent the Executive from obtaining a fee as a “whistleblower” under Rule 21F-17(a) under the Securities and Exchange Act of 1934 or other rules or regulations implemented under the Dodd-Frank Wall Street Reform Act and Consumer Protection Act.

(f) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive files any document containing trade secrets under seal; and does not disclose trade secrets, except pursuant to court order.

10. Equitable Relief.

(a) The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique, and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, without the prior express consent of the Board, shall leave his employment for any reason and/or take any action in violation of Section 8 and/or Section 9, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 10(b) below, to enjoin the Executive from breaching the provisions of Section 8 and/or Section 9.

(b) Any action must be commenced only in the appropriate state or federal court located in New York County, New York. The Executive and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Executive and the Company irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action, or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

11. Conflicts of Interest. While employed by the Company, the Executive shall not, unless approved by the Board, directly or indirectly:

(a) participate as an individual in any way in the benefits of transactions with any of the Company’s vendors or Customers, including, without limitation, having a financial interest in the Company’s vendors or Customers, or making loans to, or receiving loans, from, the Company’s vendors or Customers;

(b) realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the Executive’s employment with the Company for the Executive’s personal advantage or gain; or

(c) accept any offer to serve as an officer, director, partner, consultant, manager with, or to be employed in a professional, technical, or managerial capacity by, a person or entity that does business with the Company.

12. Inventions, Ideas, Processes, and Designs. All inventions, ideas, processes, programs, software, and designs (including all improvements) (i) conceived or made by the Executive during the course of his employment with the Company (whether or not actually conceived during regular business hours) and for a period of three months subsequent to the termination (whether by expiration of the Term or otherwise) of such employment with the Company, and (ii) related to the business of the Company, shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company, and the Executive hereby assigns any such inventions to the Company. An invention, idea, process, program, software, or design (including an improvement) shall be deemed related to the business of the Company if (a) it was made with the Company’s funds, personnel, equipment, supplies, facilities, or Confidential Information, (b) results from work performed by the Executive for the Company, or (c) pertains to the current business or demonstrably anticipated research or development work of the Company. The Executive shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret, or otherwise, shall be in the sole discretion of the Company, and the Executive shall be bound by such decision. The Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all work product and intellectual property rights, including the right to sue, counterclaim, and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any work product or intellectual property rights so as to be less in any respect than the Company would have had in the absence of this Agreement. If applicable, the Executive shall provide as a schedule to this Agreement, a complete list of all inventions, ideas, processes, and designs, if any, patented or unpatented, copyrighted or otherwise, or non-copyrighted, including a brief description, which he made or conceived prior to his employment with the Company and which therefore are excluded from the scope of this Agreement. References to the Company in this Section 12 shall include the Company and its subsidiaries and affiliates.

13. Indebtedness. If, during the course of the Executive’s employment under this Agreement, the Executive becomes indebted to the Company for any reason, the Company may, if it so elects, and if permitted by applicable law, set off any sum due to the Company from the Executive and collect any remaining balance from the Executive unless the Executive has entered into a written agreement with the Company.

14. Assignability. With written notice to the Executive, the rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the securities or assets and business of the Company. The Executive’s obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

15. Severability.

(a) The Executive expressly agrees that the character, duration, and geographical scope of the non-competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration, or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive’s conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

(b) If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included.

16. Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery, or next business day delivery to the addresses detailed below (or to such other address, as either of them, by notice to the other may designate from time to time), or by e-mail delivery (in which event a copy shall immediately be sent by FedEx or similar receipted delivery), as follows:

To the Company:	Recruiter.com Group, Inc.
123 Farmington Avenue Suite 252 Bristol, CT 06010 Attn: Miles Jennings

With a copy to:	Nason, Yeager, Gerson White & Lioce, P.A.
Attn: Michael D. Harris, Esq.
3001 PGA Blvd., Suite 305
Palm Beach Gardens, Florida 33410
Email: mharris@nasonyeager.com

To the Executive:	Evan Sohn ___________________ ___________________

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual, facsimile, or e-mail of a PDF or similar electronic format signature.

18. Attorneys’ Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses (including such fees and costs on appeal).

19. Governing Law; Jurisdiction and Venue. This Agreement shall be governed or interpreted according to the internal laws of the Delaware without regard to choice of law considerations. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of New York, County of New York. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

20. Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

21. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

22. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, AND ATTACHMENTS ATTACHED TO THIS AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, AND ATTACHMENTS ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

23. Section 409A Compliance.

(a) This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder. This Agreement shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement to the contrary, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service (including a voluntary separation from service for good reason that is considered an involuntary separation for purposes of the separation pay exception under Treasury Regulation 1.409A-1(n)(2)) or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(b) Notwithstanding any other provision of this Agreement, if at the time of the Executive’s termination of employment, the Executive is a “specified employee”, determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A (e.g., payments and benefits that do not qualify as a short-term deferral or as a separation pay exception) that are provided to the Executive on account of the Executive’s separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of the Executive's termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If the Executive dies during the six-month period, any delayed payments shall be paid to the Executive’s estate in a lump sum upon the Executive’s death.

(c) To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

(d) In the event the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of the Executive’s separation from service, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to Section 409A as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death (the “Six Month Delay Rule”).

(i) For purposes of this subparagraph, amounts payable under the Agreement should not provide for a deferral of compensation subject to Section 409A to the extent provided in Treasury Regulation Section 1.409A-1(b)(4) (e.g., short-term deferrals), Treasury Regulation Section 1.409A-1(b)(9) (e.g., separation pay plans, including the exception under subparagraph (iii)), and other applicable provisions of the Treasury Regulations.

(ii) To the extent that the Six Month Delay Rule applies to payments otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of the Six Month Delay Rule, and the balance of the installments shall be payable in accordance with their original schedule.

(iii) To the extent that the Six Month Delay Rule applies to the provision of benefits (including, but not limited to, life insurance and medical insurance), such benefit coverage shall nonetheless be provided to the Executive during the first six months following his separation from service (the “Six Month Period”), provided that, during such Six Month Period, the Executive pays to the Company, on a monthly basis in advance, an amount equal to the Monthly Cost (as defined below) of such benefit coverage. The Company shall reimburse the Executive for any such payments made by the Executive in a lump sum not later than 30 days following the six-month anniversary of the Executive’s separation from service. For purposes of this subparagraph, “Monthly Cost” means the minimum dollar amount which, if paid by the Executive on a monthly basis in advance, results in the Executive not being required to recognize any federal income tax on receipt of the benefit coverage during the Six Month Period.

(e) The parties intend that this Agreement will be administered in accordance with Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(f) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

24. Tolling. Should the Executive violate any of the terms of the restrictive covenants contained herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation. The Executive acknowledges that the purposes and intended effects of the restrictive covenants herein would be frustrated by measuring the period of the restriction from the date of termination of this Agreement where the Executive failed to honor the restrictive covenant until required to do so by court order.

25. Notification to Subsequent Employer. When the Executive’s employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement. The Executive will also deliver a copy of such notice to the Company before the Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to the Executive’s subsequent, anticipated, or future employer.

26. Acknowledgment of Full Understanding; Construction. The Executive acknowledges and agrees that he has fully read, understands, and voluntarily enters into this Agreement. The Executive acknowledges and agrees that he has had an opportunity to ask questions and consult with an attorney of his choice before signing this Agreement, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

27. Gender Neutral. Where appropriate herein, the references to the masculine gender shall include the feminine and neuter, and vice versa, and the singular shall include the plural and the plural the singular, in each case as the context may require.

IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement effective as of the date first written above and subject to Approval from the Recruiter.com Group Inc. Board of Directors.

EXECUTIVE

Evan Sohn

/s/ Evan Sohn
Recruiter.com Group, Inc.

By:	/s/ Miles Jennings
Name:	Miles Jennings, President and Chief Operating Officer

15